Exhibit 99.1

DURECT Secures $20 Million Debt Financing

CUPERTINO, CA, June 26, 2014 /PRNewswire-FirstCall/ — DURECT Corporation (Nasdaq: DRRX) today announced that it had entered into a Loan and Security Agreement (the “Loan Agreement”) with Oxford Finance LLC, pursuant to which Oxford agreed to make a term loan to the Company in the principal amount of $20 million. The loan has a fixed interest rate of 7.95% per annum with interest only payments for the first 18 months and repayment of all principal and interest by July 1, 2018. In addition, the Company paid a $150,000 facility fee at closing and, at maturity or earlier termination, the Company must pay Oxford an additional one-time payment equal to 8% of the initial principal amount of the term loan. The Company may use the proceeds of the Loan Agreement for general working capital and to fund its business requirements.

“We’re pleased to secure this financing on favorable terms which gives us more flexibility to advance our pipeline of products in development,” stated James E. Brown, President and CEO of DURECT Corporation.

About DURECT Corporation

DURECT is a specialty pharmaceutical company developing innovative drugs for pain and other chronic diseases, with late-stage development programs including REMOXY®, POSIDUR™, ELADUR®, and TRANSDUR®-Sufentanil. DURECT’s proprietary oral, transdermal and injectable depot delivery technologies enable new indications and superior clinical/commercial attributes such as abuse deterrence, improved convenience, compliance, efficacy and safety for small molecule and biologic drugs. For more information, please visit www.durect.com.

About Oxford Finance LLC

Oxford Finance is a specialty finance firm providing senior secured loans to public and private life sciences and healthcare services companies worldwide. For over 20 years, Oxford has delivered flexible financing solutions to its clients, enabling these companies to maximize their equity by leveraging their assets. In recent years, Oxford has originated over $2 billion in loans, with lines of credit ranging from $500 thousand to $50 million. Oxford is headquartered in Alexandria, Virginia, with additional offices in California, Massachusetts, Illinois and North Carolina. For more information visit www.oxfordfinance.com.

DURECT Forward-Looking Statement

The statements in this press release regarding the Loan Agreement, the potential benefits and uses of our drug candidates, collaborations with third parties and potential business development, licensing and commercialization activities are forward-looking statements involving risks and uncertainties that can cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, the risk that we will be unable to repay the loan when due, potential adverse effects arising from the testing or use of our drug candidates, the potential failure of clinical trials to meet their intended endpoints, our potential failure to maintain our collaborative agreements with third parties or consummate new collaborations and risks related to our (and our third party collaborators where applicable) ability to design, enroll, conduct and complete clinical trials, complete the design, development, and manufacturing process development of product candidates, manufacture and commercialize product candidates, obtain marketplace acceptance of product candidates, avoid infringing patents held by other parties and secure and defend patents of our own, and manage and obtain capital to fund operations and expenses. Further information regarding these and other risks is included in DURECT’s Quarterly Report on Form 10-Q for the quarter ending March 31, 2014 under the heading “Risk Factors.”

NOTE: POSIDUR™, SABER® and TRANSDUR® are trademarks of DURECT Corporation. REMOXY, POSIDUR, ELADUR and TRANSDUR-Sufentanil are drug candidates under development and have not been approved for commercialization by the U.S. Food and Drug Administration or other health authorities.

SOURCE:	DURECT Corporation
CONTACTS:	Matthew J. Hogan, Chief Financial Officer, DURECT 408-777-4936
Shelly Davis, Vice President, Marketing, Oxford Finance, 888-471-0174